SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 23, 2005

Thomas Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-22010	72-0843540
(Commission File Number)	(I.R.S. Employer Identification No.)

5221 N. O’Connor Blvd., Suite 500
Irving, Texas	75039
(Address of Principal Executive Offices)	(Zip Code)

(972) 869-3400
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On February 23, 2005, the Company issued 434,899 shares of common stock to Edward P. Evans, a director and existing shareholder of the Company, in exchange for $130,469.70 in cash.  The Company also issued an additional 434,899 shares of common stock to General John T. Chain, Jr., Chairman of the Board of the Company and an existing shareholder of the Company, in exchange for $130,469.70 in cash.  The issuances of common stock to these two individuals were pursuant to the exercise of warrants issued to them in conjunction with a convertible debt transaction in September and October 2002.  Mr. Evans and General Chain, each provided $1.0 million in convertible debt to the Company, which was converted to equity upon stockholder approval at the annual stockholder’s meeting held November 22, 2002. The details of this transaction were described in the Company’s Current Report on Form 8-K/A filed on October 23, 2002 with the Securities and Exchange Commission.

As of February 23, 2005, and after giving effect to the exercise of the 867,798 shares of common stock above, the Company’s outstanding shares increased to a total of 10,655,143 shares.

Neither the warrants nor the underlying common stock were registered under the Securities Act of 1933, as amended (the “Securities Act”).  These transactions did not involve any underwriters, underwriting discount or commissions, or any public offering, and the Company believes that the transactions were exempt from the registration by virtue of Section 4(2) of the Securities Act.  Each investor represented his intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.  Each investor had adequate access, through his relationship with the Company, to information about the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Thomas Group, Inc.
(Registrant)

Date:	March 1, 2005	By:	/s/ James T. Taylor
James T. Taylor,
President & Chief Executive Officer